Eastern Light Capital Reports First Quarter 2010 Results

SAN FRANCISCO, CA -- (Marketwire - May 24, 2010) - Eastern Light Capital, Incorporated ("ELC") (NYSE Amex: ELC), a specialty lender organized as a real estate investment trust ("REIT"), filed its 10-Q on May 24, 2010. ELC's net loss for the three months ended March 31, 2010 was $265,357 (($0.76) basic and diluted per share), as compared to net income of $28,508 ($0.08 basic and diluted per share) for the like period in 2009. Operational revenues were $48,772 for the three months ending March 31, 2010 and $78,773 for the like period in 2009. Expenses were $277,998 for the three months ending March 31, 2010 as compared to $$330,193 for the like period in 2009. Non-operational losses from real estate and securities transactions were $36,131 for the three months ended March 31, 2010, as compared to income of $279,928 for the like period in 2009.

About Eastern Light Capital

ELC is a specialty lender, organized as a REIT that has invested in high yielding, mortgage loans located primarily in California. Until 2007, ELC was externally managed. Historically, only residential loans with a combined loan-to-value of 75% or less were originated for ELC's mortgage investment portfolio. Due to the suspension of ELC's mortgage banking business, unsold mortgages with a loan-to-value greater than 75% were transferred to ELC and are currently part of ELC's core portfolio. ELC is examining strategic changes to its existing business model and investment policies to restore profitability and enhance shareholder value.

Safe Harbor Statement under the Securities Litigation Reform Act of 1995

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. ELCs actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, Incorporated, San Francisco
Richard J. Wrensen
Chief Executive Officer
(415) 693-9500
IR@caitreit.com
www.elcreit.com